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Exhibit 10.1

March 14, 2011

Animal Health International, Inc.
7 Village Circle, Ste 200
Westlake, Texas 76262
Telephone: (817) 859-3000
Attention: Damian Olthoff, Esq.

Re: Equity Financing Commitments

Ladies and Gentlemen:

This letter agreement (this "Agreement") sets forth the commitments of Green Equity Investors V, L.P., a Delaware limited partnership, and Green Equity Investors Side V, L.P., a Delaware limited partnership (collectively, the "Funds" and each, a "Fund"), subject to the terms and conditions contained herein, to purchase certain equity interests of Lextron, Inc., a Colorado corporation ("Parent"). It is contemplated that, pursuant to (i) an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), dated as of the date hereof, by and among Animal Health International, Inc., a Delaware corporation (the "Company"), Parent and Buffalo Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent and (ii) a Securities Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement"), dated as of the date hereof, by and among Parent and the Funds, the Funds will purchase shares of 7.00% Series A Redeemable Conditional Convertible Participating Preferred Stock, no par value per share, in Parent (the "Series A Preferred Stock"), and Parent will use (a) $100.0 million of the proceeds of such purchase to fund a portion of the Merger Consideration (as defined in the Merger Agreement) and (b) up to $25.0 million of the proceeds of such purchase to fund the redemptions of capital stock described in the Purchase Agreement. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

        1.    Commitments.     Each Fund hereby commits to the Company (its "Commitment"), on a several (not joint and several) basis and subject to the terms and conditions set forth herein and in the Purchase Agreement, that, at or prior to the Closing, it shall purchase, or shall cause the purchase of, Series A Preferred Stock with an aggregate purchase price in cash equal to the amounts set forth opposite its name on Annex A.

        2.    Conditions; Covenant to not Terminate.     Each Fund's Commitment shall be subject to (i) the execution and delivery of the Purchase Agreement by Parent and (ii) the satisfaction or waiver of each of the conditions to the Funds' obligations to effect the Closing set forth in Section 5 of the Purchase Agreement (other than any conditions that by their nature are to be satisfied at the Closing). Each Fund agrees that, so long as the Merger Agreement is in full force and effect, such Fund will not agree to terminate the Purchase Agreement pursuant to Section 8.1(c) of the Purchase Agreement.

        3.    Limited Guaranty.     Concurrently with the execution and delivery of this Agreement, the Funds are executing and delivering to the Company the Guaranty (as defined in the Merger Agreement) in favor of the Company with respect to certain obligations of Parent and Merger Sub under the Merger Agreement. The Company's remedies against the Funds under the Guaranty shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against each Fund in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the negotiation thereof, including in the event that Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by such Fund's breach of its obligations under the Purchase Agreement; provided, however, that each of the Funds expressly acknowledge that the remedies available to the Company against each Fund in respect of any liabilities or obligations arising under this Agreement shall be in addition to the remedies available under the Guaranty, and nothing contained in the Guaranty shall restrict the Company's rights to seek any remedies available under this Agreement.

        4.    Parties in Interest; Third Party Beneficiaries.     The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the obligations set forth herein.

        5.    No Modification; Entire Agreement.     This Agreement may not be amended or otherwise modified without the prior written consent of the Funds and the Company. Together with the Guaranty, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Funds or any of their respective Affiliates, on the one hand, and the Company or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

        6.    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

          (b)   All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court of the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given pursuant to Section 7 hereof. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party's rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

          (c)   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        7.    Notices.     Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand, recognized overnight delivery service, or by messenger, addressed:

    (a)
    if to a Fund, to:

      c/o Leonard Green & Partners, L.P.
      11111 Santa Monica Blvd., Suite 2000
      Los Angeles, California 90025
      Telephone: (310) 954-0444
      Attention: John M. Baumer
                         Alyse M. Wagner

      With a copy to:

      Latham & Watkins LLP
      885 Third Avenue
      New York, NY 10022
      Telephone: (212) 906-1200
      Attention: John Giouroukakis, Esq.
                         Howard A. Sobel, Esq.

    (b)
    if to the Company, to:

      Animal Health International, Inc.
      7 Village Circle, Ste 200
      Westlake, Texas 76262
      Telephone: (817) 859-3000
      Attention: Damian Olthoff, Esq.

      With a copy to:

      DLA Piper LLP
      33 Arch Street, 26th Floor
      Boston, Massachusetts 02110-1447
      Telephone: (617) 406-6000
      Attention: Michael S. Turner, Esq.

or in any such case to such other address as either party may, from time to time, designate in a written notice given in a like manner. If notice is provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, and if notice is delivered by hand, messenger or overnight delivery service, it shall be deemed to be delivered upon actual delivery, as reflected in the regular business records of the messenger or delivery service.

        8.    Counterparts.     This Agreement may be executed in any number of counterparts (including by facsimile or by PDF delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

        9.    Confidentiality.     This Agreement shall be treated as confidential and is being provided to the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by the Company except with the prior written consent of the Funds in each instance; provided, that no such written consent is required for any disclosure of the existence of this Agreement (i) to the extent required by applicable Legal Requirements, the applicable rules of any national securities exchange or in connection with any United States Securities and Exchange Commission filing relating to the Merger (provided, that the Company will provide the Funds an opportunity to review such required disclosure in advance of such public disclosure being made, which review shall not unreasonably delay such public disclosure), (ii) to the extent that the information is already publicly available other than as a result of a breach of this Agreement by the Company or any other Person, (iii) pursuant to any litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby or (iv) to the Company's Affiliates, legal counsel, financial advisors or accountants who need to know of the existence of this Agreement and are subject to confidentiality obligations.

        10.    Termination.     The obligation of each Fund under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged), (b) the valid termination of the Purchase Agreement pursuant to Section 8 thereof, (c) the valid termination of the Merger Agreement pursuant to Article VIII thereof, (d) the Company, or any Person claiming by, through or for the benefit of the Company, accepting all or any portion of the Parent Termination Fee or Regulatory Termination Fee, as applicable, pursuant to the Merger Agreement or under the Guaranty and (e) the Company or any of its Affiliates, or any Person claiming by, through or for the benefit of the Company, asserting a claim against either of the Funds under or in connection with the Merger Agreement, other than a claim against the Funds under this Agreement or the Guaranty.

        11.    No Assignment.     The Commitments evidenced by this Agreement shall not be assignable, in whole or in part, by the Company without each Fund's prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of such Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Except as expressly permitted by the Purchase Agreement, no transfer of any rights or obligations hereunder by any Fund shall be permitted without the prior written consent of the Company. Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be void.

        12.    Representations and Warranties.     Each Fund hereby represents and warrants, on a several (not joint and several) basis and solely as to itself, to the Company that, except as would not reasonably be expected to impair or delay such Fund's performance of its Commitment obligations hereunder in any material respect, (a) it has all limited partnership power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership action by it, (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, (d) its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise, (e) it has (and at times prior to the termination of this Agreement, will have) uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and (f) the execution, delivery and performance by the undersigned of this letter agreement do not (i) violate the organizational documents of the undersigned, (ii) violate any applicable Legal Requirement or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which the undersigned is a party.

        13.    Affiliated Parties.     Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Funds may be partnerships, by its acceptance of the benefits of this Agreement, the Company acknowledges and agrees that neither it nor any of its Affiliates have any right of recovery against, and no liability shall attach to, the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of either Fund or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate, member, manager or general or limited partner of either Fund (collectively, but not including the Funds, each an "Affiliated Party"), whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of Parent or Merger Sub against an Affiliated Party or either of the Funds, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any

Legal Requirement, or otherwise. Nothing set forth in this Agreement shall confer or give or shall be construed to confer or give to any Person other than each of the Funds and the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Company and each Fund as expressly set forth herein. The Company acknowledges that each of the Funds is agreeing to enter into this Agreement in reliance on the provisions set forth in this paragraph and this paragraph shall survive termination of this Agreement.

        14.    Severability.     If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, (a) a suitable and equitable term or provision determined by a court of competent jurisdiction shall be substituted therefor in order to carry out, so far as may be valid, legal and enforceable under applicable Legal Requirements, the intent and purpose of such invalid, illegal or unenforceable term or provision and (b) the remainder of this Agreement and the application of such terms and other provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such term or provision, or the application of such term or provision, in any other jurisdiction.

        15.    Enforcement of Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Additionally, each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefore.

[remainder of the page intentionally left blank—signature page follows]

Sincerely,
Green Equity Investors V, L.P.
		By:	GEI Capital V, LLC, its General Partner
		By:	/s/ JOHN M. BAUMER
		Name:	John M. Baumer
		Title:	Partner
Green Equity Investors Side V, L.P.
		By:	GEI Capital V, LLC, its General Partner
		By:	/s/ JOHN M. BAUMER
		Name:	John M. Baumer
		Title:	Partner
Agreed to and accepted: ANIMAL HEALTH INTERNATIONAL, INC.
By:	/s/ WILLIAM F. LACEY
Name:	William F. Lacey
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Equity Commitment Letter

 Annex A

Fund	Commitment
Green Equity Investors V, L.P.	$76,924,500.00
Green Equity Investors Side V, L.P.	$23,075,500.00

QuickLinks

  Exhibit 10.1
  1. Commitments.
  2. Conditions; Covenant to not Terminate.
  3. Limited Guaranty.
  4. Parties in Interest; Third Party Beneficiaries.
  5. No Modification; Entire Agreement.
  6. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.
  7. Notices.
  8. Counterparts.
  9. Confidentiality.
  10. Termination.
  11. No Assignment.
  12. Representations and Warranties.
  13. Affiliated Parties.
  14. Severability.
  15. Enforcement of Agreement.
  Annex A